UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2014

MARATHON PATENT GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-54652	01-0949984
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11100 Santa Monica Blvd., Ste. 380 Los Angeles, CA	90025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 232-1701

(Former name or former address, if changed since last report)

Copies to:
Harvey J. Kesner, Esq.
61 Broadway, 32nd Floor
New York, New York 10006
Telephone: (212) 930-9700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On September 9, 2014, Marathon Patent Group, Inc., a Nevada corporation (the “Company”), entered into a three-year executive employment agreement (“Employment Agreement”) with Daniel Gelbtuch, pursuant to which Mr. Gelbtuch shall serve as the Company's Chief Marketing Officer. Pursuant to the terms of the Employment Agreement, Mr. Gelbtuch shall receive a base salary at an annual rate of $230,000.00 and an additional $2,000.00 monthly remote operating expense. Mr. Gelbtuch shall be entitled incentive compensation up to 80% of Mr. Gelbtuch’s base salary as determined by the Compensation Committee of the Company. As further consideration for Mr. Gelbtuch’s services, the Company agreed to issue Mr. Gelbtuch ten year stock options outside of the Company’s 2012 Equity Incentive Plan to purchase an aggregate of 145,000 shares of common stock, with an exercise price of $11.24 per share, which was the closing price on the day the Board of Directors approved such grant. The options shall vest in thirty-six (36) equal installments on each monthly anniversary of the date of the Employment Agreement, provided Mr. Gelbtuch is still employed by the Company on each such date.

The above-referenced equity award was made pursuant to the exemption provided by NASDAQ Listing Rule 5635(c)(4) without shareholder approval.  The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

The foregoing description of the principal terms of, the Employment Agreement is a general description only, does not purport to be complete, and is qualified in its entirety by reference to the terms of the Employment Agreement, which is attached as Exhibit 10.1 to this Current Report and incorporated herein by reference.

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES

The information set forth in Item 1.01 is incorporated by reference into Item 3.02.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS
On September 9, 2014, the Company entered into the Employment Agreement with Daniel Gelbtuch pursuant to which Mr. Gelbtuch shall serve as the Company's Chief Marketing Officer.

Daniel Gelbtuch, age 42

Prior to joining MPG, Mr. Gelbtuch was the SVP of Corporate Finance and Investor Relations (IR) at Neonode (NASDAQ:NEON) from August 2012 through September 2014. Neonode develops, patents, and licenses optical infrared touchscreen hardware, and user-interface software, for a wide range of electronic devices including: eReaders, printers, PCs, wearables, automobiles, tablets, and GPS systems.

Prior to NEON, Mr. Gelbtuch spent 14 years on Wall Street, principally publishing on, and investing-in, equities within the semiconductor, technology licensing, and IP-monetization sectors. Mr. Gelbtuch was a Senior Equities Analyst at Cantor Fitzgerald where he covered and published equity research on the semiconductor and IP sectors.  From 2008-2010, Mr. Gelbtuch managed a technology long/short portfolio at Roaring Brook Capital, a multi-sector hedge fund. At Roaring Brook, Daniel primarily invested in, and shorted, semiconductor, software, and IP-monetization stocks. Prior to Roaring Brook, Mr. Gelbtuch was an Executive Director and Senior Equities Analyst at CIBC World Markets from 2001-2008. At CIBC, Daniel covered and published research on the semiconductors and IP sectors. During Mr. Gelbtuch's 7-year stint at CIBC, the Wall Street Journal recognized Daniel as the #1 Stock-Picking Semiconductor Analyst in 2005, while in 2006, Forbes and Starmine ranked Daniel as #9 among all US Stock-Picking Analysts (across all sectors).

Mr. Gelbtuch earned a Juris Doctor from the Benjamin Cardozo School of Law in 1997, where he was the Executive Editor of the Cardozo Law Forum, and a B.A. in Economics from Yeshiva University in 1994.

There are no family relationships between Mr. Gelbtuch and any of our other officers and directors. There are no understandings or arrangements between Mr. Gelbtuch and any other person pursuant to which Mr. Gelbtuch was appointed as the Chief Marketing Officer.

Terms of the Employment Agreement and the compensatory arrangements between the Company and Mr. Gelbtuch are set forth in Item 1.01 and are incorporated by reference into Item 5.02.

Except for the aforementioned Employment Agreement, there has not been any transaction or currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Gelbtuch had or will have a direct or indirect material interest since the beginning of the Company’s last fiscal year.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)           Exhibits.

The exhibit listed in the following Exhibit Index is furnished as part of this Current Report on Form 8-K.

Exhibit No.	Description
10.1	Executive Employment Agreement by and between Marathon Patent Group, Inc. and Daniel Gelbtuch dated September 9, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  September 15, 2014

MARATHON PATENT GROUP, INC.

By:	/s/ Francis Knuettel II
Name: Francis Knuettel II
Title: Chief Financial Officer